Exhibit 10.1
RENASANT CORPORATION
DEFERRED STOCK UNIT PLAN
Amendment No. 5
(Additional Shares)

WHEREAS, Renasant Corporation (the “Company”) maintains the Renasant Corporation Deferred Stock Unit Plan, a non-qualified deferred compensation plan originally effective January 1, 2002, most recently amended and restated effective January 1, 2005, and as further amended (the “Plan”);

WHEREAS, Section 11.4 of the Plan permits its amendment by the Board of Directors of the Company (the “Board”), and the Board has determined that an amendment to increase the number of shares reserved for issuance under the Plan and to authorize certain other administrative actions is now necessary and appropriate;

NOW, THEREFORE, effective as of January 1, 2021, the Plan shall be amended as follows:

1.    Section 11.6 of the Plan, entitled “Company Stock Units,” shall be amended as follows:

a.    Subsection a. of Section 11.6 shall be amended and restated to read in its entirety as follows:

“a.    As of January 1, 2021, an aggregate of 467,500 shares of Company Stock shall be reserved for issuance under the Plan, which shares may be authorized but unissued shares, treasury shares or shares acquired on the open market or by private purchase. Such shares shall consist of an aggregate of approximately 22,000 shares previously reserved for issuance hereunder, which remain available for issuance as of such date, and an additional 150,000 newly-reserved shares. For purposes hereof, Company Stock shall be deemed ‘issued’ when credited to an Account in the form of Company Stock Units or when distributed from the Plan (to the extent not previously considered issued hereunder).”

    b.    Subsection d. shall be added to Section 11.6 to read in its entirely as follows:

“d.    The number of shares of Company Stock reserved hereunder shall be reduced by the number of shares deemed issued from time to time; the number of shares of Company Stock reserved for issuance hereunder shall be increased by the number of shares of stock withheld as provided in Section 10.5 hereof.”

2.    Section 10.5 of the Plan, entitled “Taxes,” shall be amended and restated as follows:

“10.5    Taxes. As a condition of settlement of any Account hereunder, the Company shall withhold and remit such Federal, state or local taxes as may be required by law to be withheld and remitted. The rate of such withholdings shall be determined as the aggregate of: (a) for Federal income taxes, the applicable supplemental wage rate; (b) the applicable employment tax rate or rates; and (c) for state income taxes, the applicable maximum marginal rate. Notwithstanding the foregoing and subject to the consent of the Company, a Participant may direct withholding using a different Federal income tax rate, which rate shall not be more than the maximum marginal tax rate or less than the applicable supplemental wage rate.

Unless a Participant has otherwise satisfied his or her withholding obligations to the reasonable satisfaction of the Company, the Company shall withhold from the delivery of Company Stock hereunder shares with a Fair Market Value equal to such Participant’s withholding obligations as determined hereunder.”

THIS AMENDMENT NO. 5 was approved by the Board of Directors on December 16, 2020.

                            RENASANT CORPORATION

                            By: /s/ C. Mitchell Waycaster
                             C. Mitchell Waycaster
                             President and Chief Executive Officer

Date: December 18, 2020

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